EXHIBIT 8.1

 [Shearman & Sterling LLP Letterhead]

[        ], 2018

Tele2 AB (publ)
Skeppsbron 18
PO Box 2094
Stockholm,  SE-103 13
Sweden

Ladies and Gentlemen:

We are acting as U.S. tax counsel to Tele2 AB (publ), a public limited liability company organized under the laws of the Kingdom of Sweden ( “Tele2”), in connection with the preparation of the Registration Statement on Form F-4 to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”), for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the Tele2 B Shares to be delivered to the shareholders of Com Hem Holding AB (publ), a public limited liability company organized under the laws of the Kingdom of Sweden (“Com Hem”), pursuant to a merger agreement dated January 9, 2018 between Tele2 and Com Hem (the “Merger Agreement”) and a merger plan dated January 9, 2018 between Tele2 and Com Hem (the “Merger Plan”).  Any defined term used and not defined herein has the meaning given to it in the prospectus included in the Registration Statement (the “Prospectus”).

For purposes of the opinion set forth below, we have, with the consent of Tele2, relied upon the accuracy of the description of the transactions contained in the Registration Statement, Merger Agreement, Merger Plan, and Prospectus.

Based upon and subject to the foregoing, and based upon the Internal Revenue Code of 1986, as amended (the “Code”), the final, temporary and proposed Treasury regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as of the date hereof, it is our opinion that:

Subject to the limitations and conditions set forth therein, the description of the U.S. federal income tax consequences set forth in the Prospectus under the caption “Material Tax Consequences of the Merger — Material U.S. Federal Income Tax Considerations,” insofar as such description purports to summarize the U.S. federal income tax matters referred to therein, fairly summarizes in all material respects the legal matters referred to therein.

This opinion letter speaks only as of the date hereof. Our opinion is based on current U.S. federal income tax law and administrative practice, and we do not undertake to advise you as to any form filing requirements or any future changes in U.S. federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so. Further, legal opinions are not binding upon the Internal Revenue Service and there can be no assurance that contrary positions may not be asserted by the Internal Revenue Service.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,